Exhibit (5)

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

October 29, 2015

McGraw Hill Financial, Inc.

55 Water Street

New York, New York 10041

Ladies and Gentlemen:

We have acted as special counsel to McGraw Hill Financial, Inc., a New York corporation (the “Company”), and Standard & Poor’s Financial Services LLC, a Delaware limited liability company (the “subsidiary guarantor”), in connection with the Company’s offer (the “Exchange Offer”) to exchange (i) its 2.500% Senior Notes due 2018 (the “New 2018 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “New 2018 Securities”) for any and all of its outstanding 2.500% Senior Notes due 2018 (the “Old 2018 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “Old 2018 Securities”), (ii) its 3.300% Senior Notes due 2020 (the “New 2020 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “New 2020 Securities”) for any and all of its outstanding 3.300% Senior Notes due 2020 (the “Old 2020 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “Old 2020 Securities”), (iii) its 4.000% Senior Notes due 2025 (the “New 2025 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “New 2025 Securities”) for any and all of its outstanding 4.000% Senior Notes due 2025 (the “Old 2025 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “Old 2025 Securities”) and (iv) its 4.400% Senior Notes due 2026 (the “New 2026 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “New 2026 Securities”) for any and all of its outstanding 4.400% Senior Notes due 2026 (the “Old 2026 Notes,” and together with the related guarantees by the subsidiary guarantor, collectively, the “Old 2026 Securities”), issued pursuant to an indenture dated as of May 26, 2015 (the “Base Indenture”) among the Company, the subsidiary guarantor and U.S. Bank National Association, as trustee, and (x) in the case of the New 2025 Securities and the Old 2025 Securities, a first supplemental indenture thereto, dated as of May 26, 2015 (the “First Supplemental Indenture”) and (y) in the case of the New 2018 Securities, New 2020 Securities and New 2026 Securities (collectively with the New 2025 Securities, the “New Securities”), and the Old 2018 Securities, Old 2020 Securities and Old 2026 Securities (collectively with the Old 2025 Securities, the “Old Securities”), a second supplemental indenture thereto, dated as of August 18, 2015 (together with the Base Indenture and the First Supplemental Indenture, collectively, the “Indenture”), pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the subsidiary guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the subsidiary guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that the New Securities, when the New Securities are executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will constitute valid and binding obligations of the Company and the subsidiary guarantor, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the (x) enforceability of any waiver of rights under any usury or stay law or (y) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been suspended; (ii) the Indenture and the New Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the subsidiary guarantor); and (iii) there shall not have occurred any change in law affecting the validity or enforceability of any of the New Securities.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/S/ DAVIS POLK & WARDWELL LLP

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